As filed with the Securities and Exchange Commission on November 26, 2008

Registration No. 333-154579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-3

 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Advanced Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2854	30-0296543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1440 Davey Road

Woodridge, Illinois 60517

(630) 739-6744

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael T. Flavin, Ph.D.

Chairman and Chief Executive Officer

Advanced Life Sciences Holdings, Inc.

1440 Davey Road

Woodridge, Illinois 60517

(630) 739-6744

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Cabell Morris, Jr., Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	10,361,251	$0.25	$2,590,313	$102(3)

(1)    Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by selling stockholder.

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.  The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on November 24, 2008, as reported on the Nasdaq Capital Market.

(3)    The registration fee of $102 was previously paid upon the initial filing of this Registration Statement on Form S-3 on October 21, 2008.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion dated November 26, 2008

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ADVANCED LIFE SCIENCES HOLDINGS, INC.

10,361,251 Shares of Common Stock

This prospectus relates to the public offering of shares of our common stock by YA Global Investments, L.P., the selling stockholder. The selling stockholder may sell under this prospectus up to 10,361,251 shares of our common stock.  We issued 393,339 shares of our common stock to the selling stockholder as a commitment fee and may from time to time issue all or a portion of the $15 million worth of additional shares to the selling stockholder at 95% of the market price at the time of such issuance determined in accordance with the terms of a Standby Equity Distribution Agreement dated as of September 29, 2008 (the “SEDA”) by and between Advanced Life Sciences Holdings, Inc. and YA Global Investments, L.P., and 9,967,912 of such additional shares may be sold by the selling stockholder under this prospectus.  The selling stockholder may sell shares from time to time on or off the Nasdaq Capital Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.  None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 18. We will not receive any of the proceeds from the sale of these shares. However, we will receive proceeds from the selling stockholder from the initial sale to such stockholder of these shares. We have and will continue to bear the costs relating to the registration of these shares.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “ADLS.” On November 25, 2008, the last sale price of our common stock was $0.21 per share.  The shares of common stock registered hereunder are being offered for sale by the selling stockholder at prices established on the Nasdaq Capital Market or other principal trading market for our common stock during the term of this offering.

Investment in our common stock involves risks.

See “Risk Factors” beginning on page 1 of this prospectus.

With the exception of YA Global Investments, L.P., which is an “underwriter” within the meaning of the Securities Act of 1933, as amended, no other underwriter or person has been engaged to facilitate the sale of shares of our stock in this offering.  The Securities and Exchange Commission may take the view that, under certain circumstances, any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

COMPANY INFORMATION

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infectious disease, oncology and inflammation. We were incorporated in Delaware in 2004. Our operating subsidiary, Advanced Life Sciences, Inc., was incorporated in Illinois in 1999. Our principal executive offices are located at 1440 Davey Road, Woodridge, Illinois 60517. Our telephone number is (630) 739-6744. Our web site is http://www.advancedlifesciences.com.  Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, we do not intend the information found on our web site to be part of this prospectus and our web site may not contain all of the information that is important to you.

“Advancing Discoveries For Health” and the Advanced Life Sciences logo are trademarks of Advanced Life Sciences, Inc.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus, including our consolidated financial statements and the notes thereto incorporated in this prospectus by reference to our most recent Annual Report on Form 10-K/A and our most recent Quarterly Report on Form 10-Q before deciding whether to purchase our common stock. The following risks and uncertainties may not be the only ones we face.  If any of the events or developments described below actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline, and you could lose all or part of your investment.

Risks Related to Our Industry and Business

We may not be able to continue as a going concern or fund our existing capital needs.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2007 financial statements related to the uncertainty in our ability to continue as a going concern.  The paragraph stated that we do not have sufficient cash on-hand or other funding available to meet our obligations and sustain our operations, which raises substantial doubt about our ability to continue as a going concern.   We currently believe that our current cash and cash equivalents are only sufficient to fund our existing and anticipated development commitments, indebtedness and general operating expenses through the end of 2008.  We will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all, and may not have sufficient cash or other funding available to complete our anticipated business activities during 2009.  In order to address our working capital shortfall we intend to raise additional capital by licensing our lead compound, cethromycin, to commercial partners.  There can be no assurances that such partnerships will be available on terms acceptable to us, if at all.

In order to provide access to needed capital, we executed a Standby Equity Distribution Agreement (“SEDA”) that allows us to sell shares of our common stock to an accredited investor, YA Global Investments, L.P. (“YA Global”), subject to certain terms and conditions.  Although we have not yet done so, any shares of our common stock that we determine to sell pursuant to the SEDA will have a dilutive impact on our stockholders. The SEDA terms also provide that YA Global may promptly re-sell the shares we issue to them under the SEDA and such re-sales could cause the market price of our common stock to decline significantly with advances under the SEDA. To the extent of any such decline, any subsequent advances would require us to issue a greater number of shares of common stock to YA Global in exchange for each dollar of the advance. Under these circumstances our existing stockholders would experience greater dilution. The sale of our common stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.  There can be no assurance that we will be able to obtain adequate capital funding in the future, under the SEDA or otherwise, to continue operations and implement our strategy.  As a result of these uncertainties, there is significant doubt about our ability to continue as a going concern.

We are at an early stage of development and may never attain product sales.

We have not received approval for any of our product candidates from the U.S. Food and Drug Administration, (“FDA”). Any compounds that we discover or in-license will require extensive and costly development, preclinical testing and/or clinical trials prior to seeking regulatory approval for commercial sales. Our most advanced product candidate, cethromycin, and any other compounds we discover, develop or in-license, may never be approved for commercial sale. The time required to attain product sales and profitability is lengthy and highly uncertain, and we cannot assure you that we will be able to achieve or maintain product sales.

We expect our net operating losses to continue for at least several years, and we are unable to predict the extent of future losses or when we will become profitable, if ever.

We have incurred significant net losses since our formation in 1999. We have incurred an accumulated deficit of $119.6 million as of September 30, 2008.  Our operating losses are due in large part to the significant research and development costs required to identify, validate and license potential product candidates, conduct preclinical studies and conduct clinical trials of our more advanced product candidates. To date, we have generated only limited revenues, consisting of management fees and one-time or limited payments associated with our collaborations or grants, and we do not anticipate generating any significant revenues in the near term, if ever. We expect to increase our operating expenses over the next several years as we plan to:

•                              prepare for the commercial development of cethromycin;

•                              continue the preclinical development and commence the clinical development of our other product candidates, such as ALS-357 and ALS-886;

•                              expand our research and development activities;

•                              acquire or in-license new technologies and product candidates; and

•                              increase our required corporate infrastructure and overhead.

As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with our research and product development efforts, we are unable to predict the extent of any future losses or when we will become profitable, if ever. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

Our operations will require significant additional funding in large part due to our research and development expenses, future preclinical and clinical testing costs, the possibility of expanding our facilities, and the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. If we cannot raise additional funds, we may be required to reduce our capital expenditures, scale back product development or programs, reduce our workforce and license to others products or technologies that we may otherwise be able to commercialize.

To the extent we raise additional capital by issuing equity securities, our stockholders could experience substantial dilution. Any additional equity securities we issue or any counterparties to credit facilities or issuances of debt we may enter into or undertake may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

The FDA may change its approval policies or requirements, or apply interpretations to its policies or requirements, in a manner that could delay or prevent commercialization of cethromycin.

Regulatory requirements for approval of antibiotics may change in a manner that requires us to conduct additional clinical trials, which may delay or prevent commercialization of cethromycin. Historically, the FDA and foreign regulatory authorities have not required placebo-controlled clinical trials for approval of antibiotics but instead have relied on non-inferiority studies. In a non-inferiority study, a drug candidate is compared with an approved antibiotic treatment and it must be shown that the product candidate is not less effective than the approved treatment. After consultation with the FDA, we designed our pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate community acquired pneumonia as non-inferiority studies. It appears, based on recent pronouncements by the FDA, that any requirement to conduct placebo-controlled studies will be limited to self-resolving diseases such as acute bacterial sinusitis (“ABS”) and acute bacterial exacerbation of chronic bronchitis (“ABECB”) and acute bacterial otitis media (“ABOM”) and will not apply to mild-to-moderate community acquired pneumonia. However, we cannot provide any assurance that the FDA will not require placebo-controlled trials to demonstrate the superiority of cethromycin to placebo before considering the approval of cethromycin for the treatment of mild-to-moderate community acquired pneumonia. Further, FDA Advisory Panel meetings discussing antibiotic drug approvals may result in the heightened scrutiny of cethromycin for the treatment of mild-to-moderate community acquired pneumonia.

Our business would be materially harmed if we fail to obtain FDA approval of a new drug application for cethromycin.

We anticipate that our ability to generate any significant product revenues in the near future will depend solely on the successful development and commercialization of cethromycin, our most advanced product candidate. The FDA may not approve in a timely manner, or at all, the NDA that we submitted September 30, 2008.  If we are unable to submit an NDA for other product candidates, or if the NDA we submitted is not approved by the FDA, we will be unable to commercialize those product in the United States and our business will be materially harmed. The FDA can and does reject NDAs, and often requires additional clinical trials, even when product candidates performed well or achieved favorable results in large-scale Phase III clinical trials. The FDA imposes substantial requirements on the introduction of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years and may vary substantially based upon the type and complexity of the pharmaceutical product. A number of our product candidates are novel compounds, which may further increase the period of time required for satisfactory testing procedures.

Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based on changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review. The effect of government regulation may be to delay or prevent the commencement of clinical trials or marketing of our product candidates for a considerable period of time, to impose costly procedures upon our activities and to provide an advantage to our competitors that have greater financial resources or are more experienced in regulatory affairs. The FDA may not approve our product candidates for clinical trials or marketing on a timely basis or at all. Delays in obtaining or failure to obtain such approvals would adversely affect the marketing of our product candidates and our liquidity and capital resources.

Drug products and their manufacturers are subject to continual regulatory review after the product receives FDA approval. Later discovery of previously unknown problems with a product or manufacturer may result in additional clinical testing requirements or restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with applicable regulatory requirements can, among other things, result in fines, injunctions and civil penalties, suspensions or withdrawals of regulatory approvals, product recalls, operating restrictions or shutdown and criminal prosecution. We may lack sufficient resources and expertise to address these and other regulatory issues as they arise.

Because we are heavily dependent on our license agreement with Abbott Laboratories and our collaborations with other third parties, our product development programs may be delayed or terminated by factors beyond our control.

In December 2004, we entered into a license agreement with Abbott Laboratories for certain patent applications, patents and proprietary technology relating to cethromycin. We have also entered into a number of license agreements for intellectual property and other rights needed to develop our product candidates that are in earlier stages of development. Our primary collaborators other than Abbott include the University of Illinois at Chicago, Argonne National Laboratory and Baxter International. A description of our agreements with collaborators can be found under the headings “Business—Abbott Laboratories Collaboration” and “Business—Other Collaborations and License Agreements” in Part I, Item I of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. Our collaborations generally present additional risks to our business, such as the risk that our collaborators encounter conflicts of interest to their arrangements with us, inadequately defend our intellectual property rights or develop other products that compete with us. Our ability to generate any significant product revenues in the near future will depend solely on the successful commercialization of cethromycin. If for any reason we are unable to realize the expected benefits of our license agreement with Abbott, or under any of our other collaborations, then our business and financial condition may be materially harmed.

Our collaborators and third party manufacturers may not be able to manufacture our product candidates, which would prevent us from commercializing our product candidates.

To date, each of our product candidates has been manufactured by our collaborators and third party manufacturers for preclinical and clinical trials. If any of our product candidates is approved by the FDA or other regulatory agencies for commercial sale, we will need third parties to manufacture the product in larger quantities. Due to factors beyond our control, our collaborators and third party manufacturers may not be able to increase their manufacturing capacity for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to increase the manufacturing capacity for a product candidate successfully, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate. Our product candidates require precise, high-quality manufacturing. The failure of our collaborators and third party manufacturers to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may be unable to generate revenues.

We do not currently have product sales and marketing capabilities.  We have entered into a Comercialization and Development Agreement dated as of September 29, 2008 with Wyeth to utilize their selling and marketing capabilities in Asia.  If we receive regulatory approval to commence commercial sales of any of our product candidates, we will have to establish a sales and marketing organization with appropriate technical expertise and distribution capabilities or make arrangements with third parties to perform these services in other jurisdictions.  If we receive approval to commercialize cethromycin for the treatment of mild-to-moderate community acquired pneumonia, we intend to engage additional pharmaceutical or health care companies with existing distribution systems and direct sales organizations to assist us in North America and abroad. We may not be able to negotiate favorable distribution partnering arrangements, if at all. With respect to the Wyeth agreement and to the extent we enter other co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and will not be under our control. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, our ability to generate product revenues, and become profitable, would be severely limited.

Our ability to generate any significant revenues in the near-term is dependent entirely on the successful commercialization and market acceptance of cethromycin. Factors that may inhibit our efforts to commercialize cethromycin or other product candidates without strategic partners or licensees include:

•                  difficulty recruiting and retaining adequate numbers of effective sales and marketing personnel;

•                  the inability of sales personnel to obtain access to, or persuade adequate numbers of, physicians to prescribe our products;

•                  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage against companies with broader product lines; and

•                  unforeseen costs associated with creating an independent sales and marketing organization.

Our most advanced product candidate, cethromycin, will face significant competition in the marketplace if it receives marketing approval from the FDA.

Our pivotal Phase III clinical trials for cethromycin were limited to the treatment of mild-to-moderate community acquired pneumonia. We also intend to pursue opportunities for cethromycin in the treatment of other respiratory tract infections such as bronchitis, sinusitis, pharyngitis and inhalation anthrax. There are several classes of antibiotics that are primary competitors for the treatment of one or more of these indications, including:

•                  macrolides such as Biaxin® (clarithromycin), a product of Abbott Laboratories; and Zithromax® (azithromycin), a product of Pfizer Inc.;

•                  one other ketolide antibiotic, Ketek® (telithromycin), a product of Aventis Pharmaceuticals;

•                  semi-synthetic penicillins such as Augmentin® (amoxicillin and clavulanate potassium), a product of GlaxoSmithKline; and

•                  fluoroquinolones such as Levaquin® (levofloxacin), a product of Ortho-McNeil Pharmaceutical, Inc.; Tequin® (gatifloxacin), a product of Bristol-Myers Squibb Company; FACTIVE® (gemifloxacin mesylate) tablets, a product of Oscient Pharmaceuticals; and Cipro® (ciprofloxacin) and Avelox® (moxifloxacin), both products of Bayer Corporation.

Cethromycin may show evidence of side effects that could diminish its prospects for commercialization and wide market acceptance. If cethromycin is approved by the FDA, it will not be the first ketolide antibiotic introduced to the marketplace. Ketek® has been available for sale in Europe since 2002 and in the United States since August 2004. There are additional ketolide product candidates in preclinical development or in clinical development. If ultimately approved by the FDA, these product candidates may have improved efficacy, ease of administration or more favorable side effect profiles when compared to cethromycin. The availability of additional ketolide antibiotics may have an adverse affect on our ability to generate product revenues and achieve profitability.

Our inability to expand cethromycin into indications such as bronchitis, pharyngitis and sinusitis would harm our ability to generate additional revenues in the future.

Abbott Laboratories conducted four pivotal Phase III comparator trials for cethromycin in treating bronchitis and pharyngitis at a dosing level of 150 mg once-daily. Each of these trials failed to establish non-inferiority against comparator antibiotics. While we believe that the negative outcomes of the Abbott comparator trials were related to dosing levels, we may be incorrect. The failure to meet primary endpoints in the Abbott trials may not have been dose related, but rather a result of the compound’s lack of sufficient clinical efficacy. Clinical trials using a 300 mg once-daily regimen are also likely to increase the occurrence of adverse side effects. Even if we receive FDA approval to market cethromycin for the treatment of mild-to-moderate community acquired pneumonia, our failure to expand cethromycin into other indications would harm our ability to generate additional revenues in the future.

The availability of generic equivalents may adversely affect our ability to generate product revenues from cethromycin.

Many generic antibiotics are currently prescribed to treat respiratory tract infections. As competitive products lose patent protection, makers of generic drugs will likely begin to market additional competing products. Companies that produce generic equivalents are generally able to offer their products at lower prices. Ketek® may lose patent protection as early as 2015, which would enable generic drug manufacturers to sell generic ketolide antibiotics at a lower cost than cethromycin. Generic equivalents of Biaxin® and Zithromax®, two macrolide antibiotic products, are currently available. Cethromycin, if approved for commercial sale, may be at a competitive disadvantage because of its higher cost relative to generic products. This may have an adverse effect on our ability to generate product revenues from cethromycin.

Even if we successfully develop and obtain approval for cethromycin or any of our other product candidates, our business will not be profitable if those products do not achieve and maintain market acceptance.

Even if any of our product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals, patients and third-party payors, and our resulting profitability and growth, will depend on a number of factors, including:

•                              our ability to provide acceptable evidence of safety and efficacy;

•                              relative convenience and ease of administration;

•                              the prevalence and severity of any adverse side effects;

•                              the availability of alternative treatments;

•                              the details of FDA labeling requirements, including the scope of approved indications and any safety warnings;

•                              pricing and cost effectiveness;

•                              the effectiveness of our or our collaborators’ sales and marketing strategy;

•                              our ability to obtain sufficient third-party insurance coverage or reimbursement; and

•                              our ability to have the product listed on insurance company formularies.

If any of our product candidates achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are received more favorably or are more cost effective. Complications may also arise, such as antibiotic or viral resistance, that render our products obsolete. We rely on the favorable resistance profile of cethromycin observed to be a potential competitive distinction from currently marketed compounds. Even if we receive FDA approval to market cethromycin, resistance may emerge that will substantially harm our ability to generate revenues from its sale.

We are initially seeking FDA approval for cethromycin as a seven-day treatment regimen. There are currently a number of antibiotic products that are marketed as five-day therapies. In the event that the marketplace considers this to be a significant competitive distinction, it is uncertain whether we will be able to make cethromycin available for a lower dosing period. In addition, we expect that cethromycin, if approved for sale, would be used primarily in the outpatient setting.

Because the results of preclinical studies for our preclinical product candidates are not necessarily predictive of future results, our product candidates may not have favorable results in later clinical trials or ultimately receive regulatory approval.

Only one product candidate in our development pipeline, cethromycin, has been tested in clinical trials. Our other product candidates have only been through preclinical studies. Positive results from preclinical studies, particularly in vitro studies, are no assurance that later clinical trials will succeed. Preclinical trials are not designed to establish the clinical efficacy of our preclinical product candidates. We will be required to demonstrate through clinical trials that these product candidates are safe and effective for use before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of failure as product candidates proceed through clinical trials. If our product candidates fail to demonstrate sufficient safety and efficacy in any clinical trial, we would experience potentially significant delays in, or be required to abandon, development of that product candidate. This would adversely affect our ability to generate revenues and may damage our reputation in the industry and in the investment community.

The future clinical testing of our product candidates could be delayed, resulting in increased costs to us and a delay in our ability to generate revenues.

Our product candidates will require preclinical testing and extensive clinical trials prior to submitting a regulatory application for commercial sales. We do not know whether clinical trials will begin on time, if at all. Delays in the commencement of clinical testing could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate. Each of these results would adversely affect our ability to generate revenues.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•                              demonstrating sufficient safety to obtain regulatory approval to commence a clinical trial;

•                              reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

•                              manufacturing sufficient quantities of a product candidate; and

•                              obtaining institutional review board approvals to conduct clinical trials at prospective sites.

In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial.  If we are unable to enroll a sufficient number of microbiologically evaluable patients, the clinical trials for our product candidates could be delayed until sufficient numbers are achieved.

If we fail to obtain regulatory approvals in other countries for our product candidates under development, we will not be able to generate revenues in such countries.

In order to market our products outside of the United States, we must comply with numerous and varying regulatory requirements of other countries. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. The risks involved in the non-U.S. regulatory approval process, as well as the consequences for failing to comply with applicable regulatory requirements, generally include the same considerations as in the United States. A description of U.S. regulatory considerations can be found under the section entitled “—Our business would be materially harmed if we fail to obtain FDA approval of a new drug application for cethromycin.”

We will face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

We are a development stage company with 32 employees. Most of our competitors, such as Pfizer, GlaxoSmithKline and Bayer, are large pharmaceutical companies with substantially greater financial, technical and human resources than we have. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs that we are attempting to discover or develop will compete with existing therapies if we receive marketing approval. Because of their significant resources, our competitors may be able to use discovery technologies and techniques, or partnerships with collaborators, in order to develop competing products that are more effective or less costly than the product candidates we develop. This may render our technology or product candidates obsolete and noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

As a company, our only experience in conducting Phase III clinical trials is for our cethromycin development program.  Our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before we do may achieve a significant competitive advantage, including certain FDA marketing exclusivity rights that would delay or prevent our ability to market certain products. Any approved drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, might not be able to compete successfully with our competitors’ existing or future products.

Off-label promotion of our products could result in substantial penalties.

If any of our product candidates receive marketing approval, we will only be permitted to promote the product for the uses indicated on the label cleared by the FDA. Our pivotal Phase III clinical trials of cethromycin are for the treatment of mild-to-moderate community acquired pneumonia, although we believe that cethromycin may have other applications in bronchitis, pharyngitis, sinusitis and inhalation anthrax. If we request additional label indications for cethromycin or our other product candidates, the FDA may deny those requests outright, require extensive clinical data to support any additional indications or impose limitations on the intended use of any approved products as a condition of approval. U.S. Attorneys’ offices and other regulators, in addition to the FDA, have recently focused substantial attention on off-label promotional activities and have initiated civil and criminal investigations related to such practices. If it is determined by these or other regulators that we have promoted our products for off-label use, we could be subject to fines, legal proceedings, injunctions or other penalties.

If our efforts to obtain rights to new products or product candidates from third parties are not successful, we may not generate product revenues or achieve profitability.

Our long-term ability to earn product revenues depends on our ability to identify, through internal research programs, potential product candidates that may be developed into new pharmaceutical products and/or obtain new products or product candidates through licenses from third parties. If our internal research programs do not generate sufficient product candidates, we will need to obtain rights to new products or product candidates from third parties. We may be unable to obtain suitable products or product candidates from third parties for a number of reasons, including:

•                  we may be unable to purchase or license products or product candidates on terms that would allow us to make an appropriate return from resulting products;

•                  competitors may be unwilling to assign or license product or product candidate rights to us;

•                  we may not have access to the capital necessary to purchase or license products or product candidates; or

•                  we may be unable to locate suitable products or product candidates within, or complementary to, our areas of interest.

If we are unable to obtain rights to new products or product candidates from third parties, our ability to generate product revenues and achieve profitability may suffer.

Because our product candidates and development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products.

Our success will depend to a large degree on our own, our licensees’ and our licensors’ ability to obtain and defend patents for each party’s respective technologies and the compounds and other products, if any, resulting from the application of such technologies. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims that will be allowed or maintained, after challenge, in our or other companies’ patents.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•                  we were the first to make the inventions covered by each of our pending patent applications;

•                  we were the first to file patent applications for these inventions;

•                  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•                  any of our pending patent applications will result in issued patents;

•                  any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•                  we will develop additional proprietary technologies that are patentable; or

•                  the patents of others will not have a negative effect on our ability to do business.

We are a party to certain in-license agreements that are important to our business, and we generally do not control the prosecution of in-licensed technology. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology. Moreover, some of our academic institution licensors, research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be impaired. In addition, some of the technology we have licensed relies on patented inventions developed using U.S. government resources. Under applicable law, the U.S. government has the right to require us to grant a nonexclusive, partially exclusive or exclusive license for such technology to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, if the government determines that such action is necessary.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on trade secrets to protect our technology, particularly when we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Market acceptance and sales of our product candidates will be severely limited if we cannot arrange for favorable reimbursement policies.

Our ability to commercialize any product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish reimbursement levels for the cost of our products and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States, as well as legislative proposals to reform healthcare, control pharmaceutical prices or reduce government insurance programs, may also result in exclusion of our product candidates from reimbursement programs. Because many generic antibiotics are available for the treatment of respiratory tract infections, our ability to list cethromycin on insurance company formularies will depend on its effectiveness compared to lower-cost products. The cost containment measures that health care payors and providers are instituting, and the effect of any health care reform, could materially and adversely affect our ability to earn revenues from the sales of cethromycin and our other product candidates.

Prescription drug coverage legislation and future legislative or regulatory reform of healthcare systems in the United States and overseas could limit future revenues from our product candidates.

In the United States, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to market and sell our product candidates profitably. In particular, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “2003 Act”) and Medicare Part D, which was established pursuant thereto in January of 2006, grant responsibility to reimburse the cost of drugs and broad discretion on which drugs should be covered and to what extent to the Centers for Medicare and Medicaid Services, or CMS, the agency within the Department of Health and Human Services that administers Medicare.  Additionally there is some likelihood of further reform of the United States health care system, and changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.

In addition, in some foreign countries, particularly countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control.  This may affect our revenues both overseas and domestically, as the 2003 Act requires the Secretary of the U.S. Department of Health and Human Services to promulgate regulations allowing drug reimportation from Canada into the United States under certain circumstances. These provisions will become effective only if the Secretary certifies that such imports will pose no additional risk to the public’s health and safety and result in significant cost savings to consumers. To date, the Secretary has made no such finding, but he could do so in the future. Proponents of drug reimportation may also attempt to pass legislation that would remove the requirement for the Secretary’s certification or allow reimportation under circumstances beyond those anticipated under current law. If legislation is enacted, or regulations issued, allowing the reimportation of drugs, it could decrease the reimbursement we receive for any products that we may commercialize, negatively affecting our anticipated revenues and prospects for profitability.

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We are currently a development stage company with 32 employees. We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our research, development and commercialization effort. To manage any growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully manage the expansion of our operations or operate on a larger scale and, accordingly, may not achieve our research, development and commercialization goals.

If we are unable to attract and retain qualified scientific, technical and key management personnel, or if any of our key executives, Michael T. Flavin, Ph.D., Ze-Qi Xu, Ph.D., David A. Eiznhamer, Ph.D. or John L. Flavin, discontinues their employment with us, it may delay our research and development efforts.

We are highly dependent upon the efforts of our senior management team and scientific staff. The loss of the services of one or more members of the senior management team might impede the achievement of our development objectives. In particular, we are highly dependent upon and our business would be significantly harmed if we lost the services of Michael T. Flavin, Ph.D., our founder and Chairman and Chief Executive Officer, Ze-Qi Xu, Ph.D., our Executive Vice President and Chief Scientific Officer, David A. Eiznhamer, Ph.D., our Executive Vice President of Clinical Development or John L. Flavin, our President and Chief Financial Officer. We do not currently have any key man life insurance policies. We have entered into employment agreements with members of our senior management team, but this does not ensure that we will retain their services for any period of time in the future. Our research and drug discovery programs also depend on our ability to attract and retain highly skilled chemists, biologists and preclinical and clinical personnel. We may not be able to attract or retain qualified scientific personnel in the future due to intense competition among biotechnology and pharmaceutical businesses, particularly in the Chicago area. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our research and development objectives and our ability to meet the demands of our collaborators in a timely fashion.

Our business will expose us to potential product liability risks and there can be no assurance that we will be able to acquire and maintain sufficient insurance to provide adequate coverage against potential liabilities.

Our business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of our product candidates in clinical trials also exposes us to the possibility of product liability claims and possible adverse publicity. These risks will increase to the extent our product candidates receive regulatory approval and are commercialized. We do not currently have any product liability insurance, although we plan to obtain product liability insurance in connection with future clinical trials of our product candidates. There can be no assurance that we will be able to obtain or maintain any such insurance on acceptable terms. Moreover, our product liability insurance may not provide adequate coverage against potential liabilities. On occasion, juries have awarded large judgments in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us would decrease our cash reserves and could cause our stock price to fall significantly.

We face regulation and risks related to hazardous materials and environmental laws, violations of which may subject us to claims for damages or fines that could materially affect our business, cash flows, financial condition and results of operations.

Our research and development activities involve the controlled use of hazardous materials and chemicals. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result, and the liability could have a material adverse effect on our business, financial condition and results of operations. We are also subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or be required to suspend or modify our operations. In addition, we may have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures. Our drug discovery and preclinical testing systems are highly technical and proprietary. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug discovery programs. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result, our drug discovery programs may be adversely affected and the further development of our product candidates may be delayed. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

Risks Related to the Ownership of Our Common Stock

Our common stock price has been highly volatile, and your investment could suffer a decline in value.

The market price of our common stock has been highly volatile since we completed our initial public offering in August 2005. The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors and events, including but not limited to:

•                  the progress of our cethromycin development program and the timing and results from our other clinical trial programs, including the initiation and completion of Phase I clinical trials for ALS-886 and ALS-357;

•                  the in-licensing or acquisition of additional product candidates;

•                  the loss of licenses or proprietary rights to technologies and products;

•                  FDA or international regulatory actions;

•                  failure of any of our product candidates, if approved, to achieve commercial success;

•                  announcements of new products by our competitors;

•                  market conditions in the pharmaceutical and biotechnology sectors;

•                  litigation or public concern about the safety of our potential products;

•                  comments by securities analysts;

•                  actual and anticipated fluctuations in our quarterly operating results;

•                  deviations in our operating results from the estimates of securities analysts;

•                  rumors relating to us or our competitors;

•                  public concern as to the efficacy or safety of new technologies;

•                  third party reimbursement policies;

•                  developments concerning current or future collaborations, including disputes or termination events and the achievement, timing and accounting treatment of milestone payments; and

•                  the addition or termination of research programs or funding support.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management may be diverted.

There are substantial risks associated with the Standby Equity Distribution Agreement with YA Global Investments, L.P. which could contribute to the decline of our stock price and have a dilutive impact on our existing stockholders

In order to obtain needed capital, we entered into a Standby Equity Distribution Agreement with YA Global Investments, L.P. dated as of September 29, 2008. The terms of the SEDA are described in Items 1.01 and 3.02 of our Current Report filed on form 8-K on October 3, 2008.

The sale of shares of our common stock pursuant to the SEDA will have a dilutive impact on our stockholders. We believe YA Global intends to promptly re-sell the shares we issue to them under the SEDA and that such re-sales could cause the market price of our common stock to decline significantly with advances under the SEDA. To the extent of any such decline, any subsequent advances would require us to issue a greater number of shares of common stock to YA Global in exchange for each dollar of the advance. Under these circumstances our existing stockholders would experience greater dilution. The sale of our common stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.

In addition, under the terms of the SEDA, we are not able to utilize the facility after receipt of a delisting notice from the principal trading market on which our common stock is being traded.  As discussed below, we received such a notice on November 5, 2008.  While we have obtained a waiver from YA Global dated as of November 19, 2008 with respect to such notice, receipt of additional delisting notices or an unsuccessful appeal of the original delisting determination may result in our inability to issue shares to YA Global pursuant to the terms of the SEDA.

If we do not maintain our NASDAQ listing, you may have difficulty trading our securities.

We received a notice on October 1, 2008 from the NASDAQ Listings Qualification Department that we are not in compliance with NASDAQ Marketplace Rules 4310(c)(3)(B), 4310(c)(3)(A) or 4310(c)(3)(C) regarding minimum market value, shareholder equity and net income from operations requirements for the continued listing of our common stock on the NASDAQ Capital Market. We were provided with a period of 30 calendar days, or until October 31, 2008, to regain compliance with the continued listing requirements. We were not compliant by October 31, 2008 and received notice from the NASDAQ Listings Qualification Department on November 5, 2008 stating that our securities are subject to delisting from the NASDAQ Capital Market if we do not choose to appeal this determination.  The Company has appealed the determination, and a hearing has been set for the middle of December.  If we are unsuccessful in the appeal process, our common stock may be delisted from the NASDAQ Capital Market.  There can be no assurance that NASDAQ will grant the Company’s request for continued listing.  Our securities will remain listed on the NASDAQ Capital Market throughout the appeals process.

In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board. In addition, our securities could become subject to the SEC’s “penny stock rules.” These rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors. Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities. If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

Approximately 9,696,064 shares of our common stock and options to purchase 1,131,624 shares of our common stock which are exercisable (or will be exercisable within sixty days of September 30, 2008) and that are owned by affiliates, directors, executive officers or other insiders are currently eligible for sale subject only to the volume limitations of Rule 144 under the Securities Act.  Additionally, 15,350,196 shares of our common stock, including 5,116,732 shares of our common stock underlying warrants, which were issued to institutional investors pursuant to a private placement in March of 2006 and registered for resale pursuant to a currently effective Registration Statement and 15,286,625 shares of our common stock, including 5,095,542 shares of our common stock underlying warrants, which were issued to institutional investors pursuant to a private placement in December of 2007 and registered for resale pursuant to a separate currently effective Registration Statement are eligible for sale without restriction.  The sale of a significant number of shares of our common stock, or the perception that these sales could occur, particularly with respect to large stockholders, other institutional investors, affiliates, directors, executive officers or other insiders, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Our Chairman and Chief Executive Officer has significant voting control over our company which may delay, prevent or deter corporate actions that may be in the best interest of our stockholders.

Flavin Ventures, LLC controls approximately 23.5% of our outstanding common stock. Dr. Michael Flavin, our founder and Chairman and Chief Executive Officer, has effective voting control for all shares of our common stock held by Flavin Ventures. As a result, Dr. Flavin will be able to exert significant influence for all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of our company even when such a change may be in the best interest of all the stockholders, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or assets and might affect the prevailing market price of our common stock.

Provisions of Delaware law or our charter documents could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our current management or members of our board of directors.

These provisions include:

•                  a classified board of directors under which approximately one third of the directors will be elected each year;

•                  a requirement that the authorized number of directors to be changed only by a resolution of the board of directors;

•                  authorized and unissued additional shares of our common stock and preferred stock;

•                  advance notice requirements for proposals that can be acted upon at stockholder meetings; and

•                  a requirement that only our Chairman or our board of directors, acting by resolution, may call stockholder meetings.

As a result, these provisions and others available under Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

The cost of public company compliance with the securities laws and regulations is substantial and recently enacted and proposed changes to these laws and regulations will further increase our general and administrative expenses.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2009. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2008 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

In addition, the changes in securities laws and regulations may make it more difficult and more expensive for us to maintain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments also could make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly with regard to our audit committee.

We have never paid cash dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. Capital appreciation of our common stock, if any, will be your sole source of potential gain for the foreseeable future. Consequently, in the foreseeable future, you will only experience a gain from your investment in our common stock if the price of our common stock increases.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Advanced Life Sciences Holdings, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include risks that are described under the heading “Risk Factors” and elsewhere in this prospectus and that are otherwise described from time to time in our Securities and Exchange Commission reports filed after this prospectus.

The forward-looking statements included in this prospectus and the documents incorporated herein by reference represent our estimates as of the date of this prospectus or such document, as the case may be. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus or such document incorporated herein by reference, as the case may be.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. However, we may receive up to $15 million in proceeds from the sale of shares of common stock to YA Global pursuant to the SEDA.  In light of current prevailing trading prices of our common stock as reported by the NASDAQ Capital Market and the formula for pricing for the issuance of shares under the SEDA described below, the shares of common stock covered by the registration statement of which this prospectus is a part are not likely to be sufficient to raise the full $15 million maximum amount available under the SEDA.  See “Selling Stockholder” and “Plan of Distribution” described below.

For each share of Common Stock purchased under the SEDA, YA Global will pay ninety-five percent (95%) of the lowest daily volume weighted average price (“ VWAP ”) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). Each such Advance may be for an amount not to exceed the greater of $400,000 and the average daily trading volume of the Company’s common stock for the five (5) consecutive trading days prior to the Advance Notice Date. Each

Advance Notice Date must be no less than five (5) trading days after the prior Advance Notice Date.

We anticipate, and have represented to YA Global in the SEDA, that the proceeds received under the SEDA will be utilized only for working capital and general corporate purposes.

DIVIDEND POLICY

We have neither declared nor paid dividends on our common stock since our inception and do not plan to pay dividends in the foreseeable future. Any determination in the future to pay cash dividends will depend on our financial condition, capital requirements, result of operations, contractual limitations and other factors deemed relevant by the board of directors.

DILUTION

The net tangible book deficit of the Company as of September 30, 2008 was $10,160,137 or $0.25 per share of common stock. Net tangible book deficit per share is determined by dividing the tangible book deficit of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Because this offering is being made solely by the selling stockholder and none of the proceeds will be paid to the Company, our net tangible book deficit will be unaffected by this offering. Our net tangible book deficit and our net tangible book deficit per share, however, will be impacted by the common stock to be issued under the SEDA. The amount of dilution will depend on the offering price and number of shares to be issued under the SEDA. The following example shows the dilution to new investors at an assumed offering price of $0.21 per share (the last reported sale price of our common stock on November 25, 2008).

Although we are registering only 10,361,251 shares of common stock, if we assume that such shares were sold at an assumed offering price of $0.21 per share, less an underwriting discount equal to five percent (5%), less offering expenses of $97,098, our net tangible book deficit as of September 30, 2008 would have been $8,190,165 or $0.16 per share. Such an offering would represent an immediate reduction in net tangible book deficit to existing stockholders of $0.09 per share and an immediate dilution to new stockholders of $0.37 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.21
Net tangible book deficit per share before this offering	$0.25
Increase attributable to new investors	$0.09
Net tangible book deficit per share after this offering		$0.16
Dilution per share to new stockholders		$0.37

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

Assumed Offering Price	No. Of Shares To Be Issued(1)	Dilution Per Share To New Investors

$0.21	10,361,251	$0.37
$0.1575	10,361,251	$0.33
$0.105	10,361,251	$0.29
$0.0525	10,361,251	$0.24

(1)         This represents the maximum number of shares of common stock that are being registered pursuant to the SEDA at this time.

The issuance of the 10,361,251 shares pursuant to the SEDA will have a dilutive impact on our existing stockholders. Please see “Risk Factors – There are Substantial Risks Associated with the Standby Equity Distribution Agreement” on page 11 of this prospectus.

MARKET PRICE INFORMATION

Our common stock has been traded on the Nasdaq Capital Market under the symbol ADLS since September 21, 2007 and prior to that on the Nasdaq National Market since August 4, 2005. The following table provides the high and low sales prices for our common stock as reported for the periods indicated.

	High	Low
Quarter ended March 31, 2007	$3.11	$2.31
Quarter ended June 30, 2007	$3.97	$2.24
Quarter ended September 30, 2007	$2.82	$1.29
Quarter ended December 31, 2007	$2.85	$1.55
Quarter ended March 31, 2008	$1.79	$0.67
Quarter ended June 30, 2008	$1.66	$0.88
Quarter ended September 30, 2008	$1.45	$0.67
Period from September 30, 2008 to November 25, 2008	$0.87	$0.16

On November 25, 2008, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.21 per share. As of November 25, 2008, there were approximately 32 shareholders of record of our common stock.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Part II, Item 7 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007.

								Period
								from
								Inception
								(January 1,
						Nine months ended		1999) to
	Years ended December 31,					September 30,		September 30,
	2003	2004	2005	2006	2007	2007	2008	2008

Statement of Operations Data:

Revenue	$180,427	$319,780	$121,451	$39,788	$—	$—	$32,006	$2,273,995
Operating expenses
Research and development (1)	1,362,255	25,661,868	3,121,616	17,202,113	25,735,759	21,722,174	14,798,173	97,649,580
Selling, general and administrative	1,198,722	1,649,953	3,237,997	5,457,395	6,839,575	5,362,769	5,237,579	25,169,667

Loss from operations	(2,380,550)	(26,992,041)	(6,238,162)	(22,619,720)	(32,575,334)	(27,084,943)	(20,003,746)	(120,545,252)

Interest income	—	—	(272,216)	(1,651,916)	(717,884)	(638,396)	(284,330)	(2,926,346)
Interest expense	170,938	194,877	478,300	511,884	466,963	350,268	310,296	2,933,446
Gain on disposal (2)	—	—	—	(939,052)	—	—	—	(939,052)

Net other (income) expense	170,938	194,877	206,084	(2,079,084)	(250,921)	(288,128)	25,966	(931,952)

Net loss	(2,551,488)	(27,186,918)	(6,444,246)	(20,540,636)	(32,324,413)	(26,796,815)	(20,029,712)	(119,613,300)

Less accumulating preferred dividends of subsidiary for the period	175,000	175,000	175,000	175,000	175,000	131,250	131,250	1,626,042

Net loss allocable to common shareholders	$(2,726,488)	$(27,361,918)	$(6,619,246)	$(20,715,636)	$(32,499,413)	$(26,928,065)	$(20,160,962)	$(121,239,342)

Basic and diluted loss per common share (3)	$(1.72)	$(13.27)	$(0.49)	$(0.78)	$(1.12)	$(0.95)	$(0.52)

Weighted average shares outstanding (3)	1,588,000	2,062,351	13,610,694	26,546,785	28,910,041	28,292,150	38,524,972

							As of
							Sept. 30,
Consolidated Balance Sheet Data:	2003	2004	2005	2006	2007		2008

Cash, cash equivalents and investments	$61,203	$194,555	$15,224,932	$27,054,947	$18,324,991		$7,766,597
Total assets	255,127	1,015,932	16,021,910	30,509,679	19,911,542		9,147,583
Long-term debt, less current portion	2,000,000	2,027,279	5,905,634	3,923,810	5,927,818		3,921,595
Total liabilities (4), (5)	2,661,806	19,289,733	7,726,173	9,115,174	12,250,568		18,936,470
Deficit accumulated during development stage	(13,087,375)	(40,274,293)	(46,718,539)	(67,259,175)	(99,583,588)		(119,613,300)
Total stockholders equity (deficit)	$(2,406,679)	$(18,273,801)	$8,295,737	$21,394,505	$7,660,974		$(9,788,887)

(1)

Amount for 2004 includes approximately $24.5 million of in-process research and development expense related to compounds licensed from
Abbott Laboratories in December 2004.  See Note 12 to the consolidated financial statements.

(2)	Amount for 2006 results from sale of ALS Inc.'s 50% interest in Sarawak MediChem Pharmaceuticals. See Note 3 to the consolidated financial statements.
(3)	See Note 1 to the consolidated financial statements.
(4)	Amount for 2004 includes $14.0 million in payments made in 2005 under our license agreement with Abbott Laboratories executed in December 2004. See Note 12 to the consolidated financial statements.
(5)	Amount for September 30, 2008 includes $10 million in payments made in October 2008 under our license agreement with Abbott Laboratories executed in December 2004.

OTHER INFORMATION REGARDING THE COMPANY

Additional information regarding our business, properties, legal proceedings, equity compensation plans, changes in and disagreements with the accountants on accounting and financial disclosure, quantitative and qualitative disclosures about market risk and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007.

Additional information regarding our directors and executive officers, executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions is incorporated in this prospectus by reference to our proxy statement, dated March 28, 2008.

SELLING STOCKHOLDER

The following information contains a description of the selling stockholder’s relationship to the Company and how the selling stockholder acquired (or shall acquire) the shares to be sold in this offering. Capitalized terms used but not defined in this section shall have the meanings given to them in the SEDA, as defined above. The selling stockholder has not held a position or office, or had any other material relationship, with the Company, except as follows:

YA Global Investments, L.P. (YA Global). YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its investment manager, Yorkville Advisors, LLC (“ Yorkville Advisors “). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global acquired, or will acquire, all shares being registered in this offering in financing transactions with the Company.

On September 29, 2008, the Company and YA Global entered into the SEDA pursuant to which the Company has the opportunity, for a two-year period beginning on the date on which the SEC first declares effective a registration statement registering the resale of our shares by YA Global, to sell shares of our common stock to YA Global for a total purchase price of up to Fifteen Million Dollars ($15,000,000). YA Global intends to sell up to 9,967,912 of these shares of our common stock, along with 393,339 shares issued to them under the SEDA as a commitment fee, under this prospectus.

For each share of common stock purchased under the SEDA, YA Global will pay ninety-five percent (95%) of the lowest daily VWAP during the five (5) consecutive trading days after the Advance Notice Date . Each such Advance may be for an amount not to exceed the greater of $400,000 and the average daily trading volume of the Company’s common stock for the five (5) consecutive trading days prior to the Advance Notice Date. Each Advance Notice Date must be no less than five (5) trading days after the prior Advance Notice Date.

We have paid $25,000 to YA Global as a structuring and due diligence fee and issued $300,000 worth of stock, which is included in the shares under this prospectus, as a commitment fee under the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on October 3, 2008.

We relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder to issue the 393,339 shares as a commitment fee and will rely on such exemption in issuing additional shares from time to time under the SEDA. The private placement was and will be made without general solicitation or advertising. The shares of common stock were and will be offered and sold only to a purchaser that is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2008 for the selling stockholder. Percentage ownership for the selling stockholder is determined based upon 40,810,932 shares of our common stock outstanding as of September 30, 2008. Beneficial ownership is determined in accordance with the rules of the SEC.

The below table and the accompanying footnotes are prepared based in part on information supplied to us beginning on September 29, 2008 by the selling stockholder. The table and footnotes assume that the selling stockholder will sell all of such shares, including the shares issuable under the SEDA which have not at this time been issued. However, because the selling stockholder may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of any sales. We do not know how long the selling stockholder will hold the shares before selling them. Information concerning the selling stockholder may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered		Shares Beneficially Owned After Offering(1)
	Number		Percent	Number	Percent	Number		Percent
Selling Stockholder
YA Global Investments, L.P.	393,339	(2)	1.0%	10,361,251	100%	0	(3)	0%

(1)	Assumes the sale of all shares being offered in this prospectus.

(2)

This number represents the shares issued to the selling stockholder as a commitment fee under the SEDA and does not include any shares which may be sold to the selling stockholder pursuant to the terms of the SEDA.

(3)

The total number of shares that may be issued and sold to the selling stockholder under the SEDA depends on the prevailing market price at the time of such sales and is not currently determinable, but is limited to $15 million and subject to the other terms and conditions of the SEDA. The number of shares sold under the SEDA to the selling stockholder may be greater than 10,361,251, which is the total number of shares that the selling stockholder may sell from time to time under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest (the “Selling Stockholders”) may, from time to time, sell any or all of their shares of common stock on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•              ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•              block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•              purchases by a broker dealer as principal and resale by the broker dealer for its account;

•              an exchange distribution in accordance with the rules of the applicable exchange;

•              privately negotiated transactions;

•              broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•              through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•              a combination of any such methods of sale; or

•              any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

YA Global is, and any other Selling Stockholders, broker-dealers or agents that are involved in selling the shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. With respect to YA Global and any other Selling Stockholders, broker-dealers or agents deemed to be underwriters, any commissions received by such party and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because YA Global is, and any other Selling Stockholder may be deemed to be, an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws. This description is only a summary and is qualified by reference to our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of 60,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock that may be issued in one or more series.

Common Stock

As of November 25, 2008, there were 40,810,932 shares of our common stock outstanding and held of record by 32  stockholders. In addition, as of November 25, 2008, 3,135,145 shares of our common stock were subject to outstanding options and

10,292,161 shares of our common stock were subject to outstanding warrants.

The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. The holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, will be authorized to issue shares of our undesignated preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

In connection with our spin-off from MediChem Life Sciences, Inc. in 1999, Advanced Life Sciences, Inc., our current operating subsidiary, issued 250,000 shares of its Series A preferred stock to MediChem Life Sciences. The preferred stock accumulates cash dividends at a rate of 7.0% per annum on the face liquidation amount of $2,500,000. Dividends are only payable when, as and if declared by the board of directors of Advanced Life Sciences, Inc. The preferred stock is not convertible into our common stock and only has voting rights to the extent necessary to protect the powers, preferences or rights of the shares of preferred stock. The preferred stock has a liquidation preference upon the dissolution or winding up of Advanced Life Sciences, Inc., not including a sale of all its assets or a merger or consolidation. If there were to be a dissolution or winding up of Advanced Life Sciences, Inc., the preferred stock would be entitled to a liquidation preference, prior to any distribution on the common stock, in the amount of $2,500,000 plus accrued and unpaid dividends at the time of liquidation. The total liquidation preference as of September 30, 2008 was approximately $4.1 million, including approximately $1.6 million of accrued dividends. Except in the event of a liquidation, we do not intend ever to declare or pay dividends on the outstanding preferred stock.

Stock Options

As of November 25, 2008 options to purchase a total of 3,135,145 shares of our common stock were outstanding at a weighted average exercise price of $1.62 per share and options to purchase an additional total of 1,325,619 shares of common stock may be granted under our 2005 Stock Incentive Plan.

Warrants

As of November 25, 2008, the following warrants were outstanding:

•              A warrant to purchase up to 14,887 shares of our common stock at an exercise price of $5.00 per share issued to Leaders Bank on December 13, 2004 in connection with entering into our bank line of credit with Leaders Bank.

•              A warrant to purchase up to 65,000 shares of our common stock at an exercise price of $1.00 per share issued to Leaders Bank on October 23, 2008 in connection with entering into an amended and restated line of credit with Leaders Bank.

•              Warrants to purchase an aggregate of 5,116,732 shares of our common stock at an exercise price of $3.81 per share were issued to various institutional investors in connection with a private placement completed by the Company on March 3, 2006. These warrants may be exercised commencing 180 days from March 3, 2006 to March 3, 2011.

•              Warrants to purchase an aggregate of 5,095,542 shares of our common stock at an exercise price of $2.15 per share were issued to various institutional investors in connection with a private placement completed by the Company on

December 13, 2007. These warrants may be exercised commencing 180 days from December 13, 2007 to December 13, 2012.

Registration Rights

Under the terms of registration rights agreements with holders of 1,888,606 shares of our common stock, we have granted to these holders rights to register such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders, the holders of these shares are entitled, under certain circumstances, to include in the registration statement, at our expense, their shares of common stock. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. Each holder of our common stock that has the foregoing registration rights waived such rights to register any shares as part of this registration.

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and By-laws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the stockholder became an interested stockholder, unless:

•              prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•              upon the completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•              on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•               any merger or consolidation involving the corporation and the interested stockholder;

•               any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•               subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•               subject to exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; or

•               the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person that owns, or within three years prior to the determination of interested stockholder status, did own 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•               permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•               provide that the authorized number of directors may be changed only by resolution of the board of directors;

•               divide our board of directors into three staggered classes;

•               provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder’s notice;

•               do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•               provide that special meetings of our stockholders may be called only by our Chairman or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon. The transfer agent’s address is 480 Washington Blvd. 27th Floor, Jersey City, NJ 07310.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Winston & Strawn LLP, Chicago, Illinois. On February 8, 2005, we issued and sold 7,940 shares of our common stock to Thomas Fitzgerald of Winston & Strawn LLP at a purchase price of $8.02 per share.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to uncertainty about the Company’s ability to continue as a going concern and that the Company is in the development stage), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy our SEC filings, including the registration statement or any other information Advanced Life

Sciences Holdings, Inc. files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s web site (http://www.sec.gov).

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007;

(2)  Current Reports on Form 8-K filed on February 5, 2008, February 19, 2008 (solely as to Item 8.01), March 7, 2008, April 18, 2008, October 3, 2008, October 29, 2008 and November 6, 2008 (solely as to Item 3.01);

(3)  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(4)  The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 15, 2005 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

(5)  Proxy Statement on Schedule 14A, dated March 28, 2008.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by contacting our investor relations department at 1440 Davey Road, Woodridge, Illinois 60517, telephone (630) 739-6744, or you may obtain them from our corporate website at www.advancedlifesciences.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through its website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to its website.

Common Stock

ADVANCED LIFE SCIENCES HOLDINGS, INC.

PROSPECTUS

                            , 2008

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until                        , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with this offering:

Securities and Exchange Commission Registration Fee	$102
Printing Engraving Fees and Expenses	7,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	40,000
TOTAL	$97,102

Advanced Life Sciences Holdings, Inc. has borne and will bear all of the expenses shown above.

Item 14.  Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and by-laws provide that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors or officers.

As permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which a director derives an improper personal benefit.

Item 15.  Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us since November 19, 2005:

(1)                                  Since the adoption of our 1999 and 2005 Stock Incentive Plans, we have granted options to purchase 3,626,723 shares of common stock to employees, directors and consultants at exercise prices ranging from $0.157 to $8.02 per share. Of the 3,626,723 options granted, 3,135,145 remain outstanding, 271,851 were terminated and 219,727 shares of common stock have been purchased pursuant to the exercises of stock options for the aggregate consideration of $39,340.

(2)                                  On March 3, 2006, we issued 10,233,464 shares of common stock to institutional investors for a purchase price of $3.53 per share and warrants to purchase an additional 5,116,732 shares of common stock for an exercise price of $3.81 per share.  The aggregate offering price of the shares of common stock sold was $36,124,128 and the registrant paid commissions to the placement agent of $2,528,689.

(3)                                  On December 10, 2007, we issued 10,191,083 shares of common stock to institutional investors for a purchase price of $1.96 per share and warrants to purchase an additional 5,095,542 shares of common stock for an exercise price of $2.15 per share.  The aggregate offering price of the shares of common stock sold was $20,000,000 and the registrant paid commissions to the placement agent of $1,987,261.

(4)                                  On September 29, 2008, we issued 1,888,606 shares of common stock to Wyeth for a purchase price of $0.908 per share and an aggregate offering price of $1,714,854.

(5)                                  On September 29, 2008, we issued 393,339 shares of common stock to YA Global Investments, L.P. in payment of a $300,000 fee.

The offers, sales, and issuances of the securities described in paragraphs 2 through 5 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The offers, sales and issuances of the options and common stock described in paragraph 1 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 1999 and 2005  Stock Incentive Plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are included with this filing or incorporated by reference as listed herein:

EXHIBIT INDEX

Exhibit No.	Description

3.1

Amended and Restated Certificate of Incorporation of Advanced Life Sciences Holdings, Inc. (as filed in our Amended Registration Statement on Form S-1/A as exhibit 3.1 on June 3, 2005, as amended and filed in Amended Registration Statement on Form S-1/A as exhibit 3.2 on July 1, 2005)

3.2

By-laws of Advanced Life Sciences Holdings, Inc. (as filed in our Amended Registration Statement on Form S-1/A as exhibit 3.3 on July 28, 2005, as amended and filed in our Current Report on Form 8-K as exhibit 3.1 on December 14, 2007)

4.1

Standby Equity Distribution Agreement, dated as of September 29, 2008, by and between the Company and YA Global Investments L.P. (as filed in our Current Report on Form 8-K as exhibit 4.1 on October 3, 2008)

4.2	Form of Warrant to Purchase Shares of Common Stock of Advanced Life Sciences Holdings, Inc. Stock. (as filed in our Current Report on Form 8-K as exhibit 4.2 on March 2, 2006)

4.3	Form of Warrant to Purchase Shares of Common Stock of Advanced Life Sciences Holdings, Inc. Stock. (as filed in our Current Report on Form 8-K as exhibit 4.2 on December 12, 2007)

4.4

Warrant issued to The Leaders Group, Inc. to purchase 14,887 shares of our common stock at $5 per share, dated as of October 23, 2008 (as filed in our Amended Registration Statement on Form S-1/A as exhibit 4.2 on June 3, 2005)

4.5

Warrant issued to The Leaders Group, Inc. to purchase 65,000 shares of Advanced Life Sciences Holdings Common stock at $1 per share, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 4.1 on November 6, 2008).

5.1	Opinion of Winston & Strawn LLP (as filed in our Registration Statement on Form S-3 as exhibit 5.1 on October 21, 2008).

10.1

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Michael T. Flavin, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 14, 2007)

10.2

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and John L Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 14, 2007)

10.3

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Suseelan Pookote, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 14, 2007)

10.4

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Ze-Qi Xu, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 14, 2007)

10.5

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Patrick W. Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 14, 2007)

Exhibit No.	Description
10.6

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and David Eiznhamer, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 14, 2007)

10.7	Amended and Restated Employment Agreement, dated May 2, 2008, between Advanced Life Sciences, Inc. and Michael J. Cogan (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on May 7, 2008)

10.8

Stock Incentive Plan Assignment, Assumption and Amendment Agreement, dated December 13, 2004, by and between Advanced Life Sciences, Inc. and Advanced Life Sciences Holdings, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.1 on April 28, 2005)

10.9	Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on May 7, 2008)

10.10

Development and Commercialization Agreement by and between Wyeth acting through its Wyeth Pharmaceuticals Division and Advanced Life Sciences Holdings, Inc., dated as of September 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.11 on November 6, 2008).

10.11	Advanced Life Sciences, Inc. Annual Bonus Plan (as filed in our Registration Statement on Form S-1 as exhibit 10.18 on April 28, 2005)

10.12

Assignment of Lease by Lessor with Consent of Lessee, dated November 1, 2004, by Flavin Ventures, LLC to Biostart Property Group, LLC. (as filed in our Registration Statement on Form S-1 as exhibit 10.20 on April 28, 2005)

10.13	First Amendment to Lease Agreement between Advanced Life Sciences, Inc. and BioStart Property Group, LLC (as filed in our Current Report on Form 8-K as exhibit 10.2 on April 20, 2006)

10.14

License Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as amended on April 27, 2005, August 2, 2005 and August 5, 2005 as filed in our Current Report on Form 8-K as exhibit 10.10 on August 12, 2005)

10.15	Fourth Amendment to License Agreement between Advanced Life Sciences, Inc. and Abbott Laboratories (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 14, 2007)

10.16

License Agreement, dated April 28, 2003, by and between The University of Chicago, as Operator of Argonne National Laboratory, and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.11 on April 28, 2005)

10.17

Exclusive License Agreement, dated December 2, 1999, by and between the Board of Trustees of the University of Illinois and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.12 on April 28, 2005)

10.18	Patent Assignment and License Agreement, dated January 24, 1989, Baxter International Inc. and Michael T. Flavin (as filed in our Registration Statement on Form S-1 as exhibit 10.13 on April 28, 2005)

10.19

Letter of intent to proceed with purchase of raw materials to produce 1,750 Kg of Cethromycin between Advanced Life Sciences, Inc. and DSM Pharmaceutical Products, Inc. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on August 14, 2008).

10.20

Amended and Restated Business Loan Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 6, 2008).

Exhibit No.	Description
10.21

Amended and Restated Promissory Note between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 6, 2008)

10.22	Commercial Pledge Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.3 on November 6, 2008).

10.23

Commercial Guaranty between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 6, 2008).

10.24

Commercial Security Agreement between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 6, 2008).

10.25

Amended and Restated Commercial Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 6, 2008).

10.26

Intellectual Property Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 6, 2008).

10.27	Commercial Guaranty between Advanced Life Sciences Holdings Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.8 on November 6, 2008).

10.28

Amended and Restated Commercial Pledge Agreement between ALS Ventures, LLC, Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 6, 2008).

10.29

Agreement to Provide Insurance between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.10 on November 6, 2008).

10.30

Condition Precedent Waiver between Advanced Life Sciences, Inc. and YA Global Investments, L.P., dated as of November 19, 2008. (as filed in our Amendment No. 1 to Registration Statement on Form S-3 on Form S-1 as exhibit 10.30 on November 19, 2008)

21.1	Subsidiaries of Advanced Life Sciences Holdings, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 21.1 on April 28, 2005.)

21.2	Form of Indemnification Agreement (as filed in our Amended Registration Statement on Form S-1/A as exhibit 10.21 on June 3, 2005)

23.1	Consent of Deloitte & Touche LLP (as filed in our Amendment No. 1 to Registration Statement on Form S-3 on Form S-1 as exhibit 23.1 on November 19, 2008)

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1)

24.1	Power of Attorney (as filed in our Registration Statement on Form S-3 as exhibit 24.1 on October 21, 2008).

Item 17.  Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement on Form S-3 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 26th day of November, 2008.

ADVANCED LIFE SCIENCES HOLDINGS, INC.
(Registrant)

By:	/s/ Michael T. Flavin

Name:	Michael T. Flavin
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement on Form S-3 on Form S-1 has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael T. Flavin	Chairman and Chief Executive Officer (Principal Executive Officer)	November 26, 2008
Michael T. Flavin

/s/ John L. Flavin	President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	November 26, 2008
John L. Flavin

*	Director	November 26, 2008
Scott Meadow

*	Director	November 26, 2008
Theron Odlaug

*	Director	November 26, 2008
Terry W. Osborn

*	Director	November 26, 2008
Richard A. Reck

*	Director	November 26, 2008
Israel Rubinstein

*		Director	November 26, 2008
Rosalie Sagraves

*		Director	November 26, 2008
Thomas V. Thornton

*By:	/s/ MICHAEL T. FLAVIN
Attorney-in-fact